UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                  Netopia, Inc.
                                (Name of Issuer)

                          Common Stock Par Value $.001

                         (Title of Class of Securities)

                                    307394106
                                 (CUSIP Number)

                               December 31, 1998
     ----------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

      Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 307394106                   13G                     Page 2 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak Management Corporation
  06-0990851
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of Shares     (5) Sole Voting Power         Not applicable
Beneficially Owned   (6) Shared Voting Power       10,000 shares of common stock
by Each Reporting    (7) Sole Dispositive Power    Not applicable
Person With:         (8) Shared Dispositive Power  10,000 shares of common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 307394106                   13G                     Page 3 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak Investment Partners V, Limited Partnership
  06-1332464
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of Shares      (5) Sole Voting Power         9,780 shares of common stock
Beneficially Owned    (6) Shared Voting Power       Not applicable
by Each Reporting     (7) Sole Dispositive Power    9,780 shares of common stock
Person With:          (8) Shared Dispositive Power  Not applicable
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   9,780 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 307394106                   13G                     Page 4 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak Associates V, LLC
  06-1332465
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of Shares      (5) Sole Voting Power         Not applicable
Beneficially Owned    (6) Shared Voting Power       9,780 shares of common stock
by Each Reporting     (7) Sole Dispositive Power    Not applicable
Person With           (8) Shared Dispositive Power  9,780 shares of common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   9,780 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   00-LLC

Cusip No. 307394106                   13G                     Page 5 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak V Affiliates Fund, Limited Partnership
  06-1334685
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of Shares        (5) Sole Voting Power         220 shares of common stock
Beneficially Owned      (6) Shared Voting Power       Not applicable
by Each Reporting       (7) Sole Dispositive Power    220 shares of common stock
Person With:            (8) Shared Dispositive Power  Not applicable
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 307394106                   13G                     Page 6 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak V Affiliates
  06-1334686
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Connecticut
--------------------------------------------------------------------------------
Number of Shares        (5) Sole Voting Power         Not applicable
Beneficially Owned      (6) Shared Voting Power       220 shares of common stock
by Each Reporting       (7) Sole Dispositive Power    Not applicable
Person With:            (8) Shared Dispositive Power  220 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  220 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 307394106                   13G                     Page 7 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Bandel L. Carano
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of Shares    (5) Sole Voting Power          Not applicable
Beneficially Owned  (6) Shared Voting Power        10,000 shares of common stock
by Each Reporting   (7) Sole Dispositive Power     Not applicable
Person With:        (8) Shared Dispositive Power   10,000 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                   13G                     Page 8 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Gerald R. Gallagher
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of Shares     (5) Sole Voting Power         Not applicable
Beneficially Owned   (6) Shared Voting Power       10,000 shares of common stock
by Each Reporting    (7) Sole Dispositive Power    Not applicable
Person With:         (8) Shared Dispositive Power  10,000 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                   13G                     Page 9 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Edward F. Glassmeyer
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of Shares     (5) Sole Voting Power         Not applicable
Beneficially Owned   (6) Shared Voting Power       10,000 shares of common stock
by Each Reporting    (7) Sole Dispositive Power    Not applicable
Person With:         (8) Shared Dispositive Power  10,000 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                   13G                    Page 10 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Fredric W. Harman
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of Shares     (5) Sole Voting Power         Not applicable
Beneficially Owned   (6) Shared Voting Power       10,000 shares of common stock
by Each Reporting    (7) Sole Dispositive Power    Not applicable
Person With:         (8) Shared Dispositive Power  10,000 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                   13G                    Page 11 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Ann H. Lamont
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of Shares     (5) Sole Voting Power         Not applicable
Beneficially Owned   (6) Shared Voting Power       10,000 shares of common stock
by Each Reporting    (7) Sole Dispositive Power    Not applicable
Person With:         (8) Shared Dispositive Power  10,000 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                   13G                    Page 12 of 19 Pages

1 Names of Reporting Persons
  S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

  Eileen M. More
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3 SEC Use Only

--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of Shares     (5) Sole Voting Power         Not applicable
Beneficially Owned   (6) Shared Voting Power       10,000 shares of common stock
by Each Reporting    (7) Sole Dispositive Power    Not applicable
Person With:         (8) Shared Dispositive Power  10,000 shares of common stock
--------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

  10,000 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) |_|
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 13 of 19 Pages

                                  Schedule 13G

                                 Amendment No. 2
                          Common Stock, Par Value $.001
                               CUSIP No. 307394106

Item 1(a)   Name of Issuer:

      Netopia, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

      2470 Mariner Square Loop
      Alameda, CA 94501

Item 2(a)   Name of Person filing:

      Oak Investment Partners V, Limited Partnership
      Oak Associates V, LLC
      Oak V Affiliates Fund, Limited Partnership
      Oak V Affiliates
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont
      Eileen M. More

Item 2(b)   Address of Principal Business Office or, if none, Residence:

      c/o Oak Management Corporation
      One Gorham Island
      Westport, CT 06880

Item 2(c)   Citizenship:

      Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)   Title of Class of Securities:

      Common stock, $.001 par value

Item 2(e)   CUSIP Number: 307394106

Item 3      Not Applicable.

Item 4      Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 12,036,566 shares outstanding as of December 1, 1998, as reported in the Issuer's Form 10-K for the fiscal year ended September 30, 1998, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 9,780 shares of Common Stock and 220 shares of Common Stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5      Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8      Identification and Classification of Members of the Group.

      Not applicable

Item 9      Notice of Dissolution of Group.

      Not applicable

Item 10     Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                  Oak Investment Partners V, Limited Partnership

                                  By: Oak Associates V, LLC,
                                      As General Partner

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      Managing Member


                                  Oak Associates V, LLC

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      Managing Member


                                  Oak V Affiliates Fund, Limited
                                  Partnership

                                  By: Oak V Affiliates, As General
                                      Partner

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      General Partner


                                  Oak V Affiliates

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      General Partner

                                            OAK MANAGEMENT CORPORATION

                                            By: /s/ Edward F. Glassmeyer
                                                -------------------------------
                                                Name: Edward F. Glassmeyer
                                                Title: President


                                                /s/ Bandel L. Carano
                                                -------------------------------
                                                Bandel L. Carano


                                                /s/ Fredric W. Harman
                                                -------------------------------
                                                Fredric W. Harman


                                                /s/ Gerald R. Gallagher
                                                -------------------------------
                                                Gerald R. Gallagher


                                                /s/ Edward F. Glassmeyer
                                                -------------------------------
                                                Edward F. Glassmeyer


                                                /s/ Ann H. Lamont
                                                -------------------------------
                                                Ann H. Lamont


                                                /s/ Eileen M. More
                                                -------------------------------
                                                Eileen M. More

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----

EXHIBIT A                Agreement of Reporting Persons                     18

                                    Exhibit A

      Each of the undersigned hereby agrees that Amendment No. 2 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Netopia, Inc. has been filed on behalf of the undersigned.

Signature:

      Dated February 16, 1999

                                  Oak Investment Partners V, Limited Partnership

                                  By: Oak Associates V, LLC,
                                      As General Partner

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      Managing Member


                                  Oak Associates V, LLC

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      Managing Member


                                  Oak V Affiliates Fund, Limited
                                  Partnership

                                  By: Oak V Affiliates, As General
                                      Partner

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      General Partner


                                  Oak V Affiliates

                                  By: /s/ Edward F. Glassmeyer
                                      -----------------------------
                                      General Partner

                                            OAK MANAGEMENT CORPORATION

                                            By: /s/ Edward F. Glassmeyer
                                                -------------------------------
                                                Name: Edward F. Glassmeyer
                                                Title: President


                                                /s/ Bandel L. Carano
                                                -------------------------------
                                                Bandel L. Carano


                                                /s/ Fredric W. Harman
                                                -------------------------------
                                                Fredric W. Harman


                                                /s/ Gerald R. Gallagher
                                                -------------------------------
                                                Gerald R. Gallagher


                                                /s/ Edward F. Glassmeyer
                                                -------------------------------
                                                Edward F. Glassmeyer


                                                /s/ Ann H. Lamont
                                                -------------------------------
                                                Ann H. Lamont


                                                /s/ Eileen M. More
                                                -------------------------------
                                                Eileen M. More